Exhibit 99.1

American Eagle Outfitters Reports July Sales Of $215.0 Million

Same Store Sales Decrease 11%

Updates second quarter EPS

Pittsburgh - August 6, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended August 1, 2009 decreased 8% to $215.0 million, compared to $232.8 million for the four weeks ended August 2, 2008.  Comparable store sales decreased 11% for the month, compared to a 7% decrease for the same period last year.

July sales performance was in the range of the company's expectations, and reflected a continuation of recent trends in store traffic patterns. In part, July also reflected a later back-to-school calendar and the shift of tax-free events from July into August this year. Although the AE business was still challenging overall, the new AE denim collection has been well received, posting positive comparable store sales.

Total sales for the second quarter ended August 1, 2009 decreased 5% to $657.6 million, compared to $688.8 million for the quarter ended August 2, 2008. Comparable store sales decreased 10% for the 13 week period compared to a 9% decrease for the same period last year.

Total sales for the 26 week year-to-date period ended August 1, 2009 decreased 5% to $1.270 billion, compared to $1.329 billion for the 26 weeks ended August 2, 2008. Comparable store sales decreased 10% for the year-to-date period compared to a 7% decline for the same period last year.

The company now expects second quarter earnings of $0.16 per diluted share, which includes an expected tax benefit of approximately $0.02 per diluted share. This compares to second quarter earnings of $0.29 per diluted share last year. This guidance excludes the possibility of additional impairments or losses related to investment securities. The company's previous second quarter earnings guidance was $0.12 to $0.15 per share.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce second quarter earnings on Thursday, August 27. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will also be simultaneously broadcast over the Internet at http://www.ae.com/. Anyone unable to listen to the call may access a replay beginning August 27, 2009 at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, and reference account 3055 and confirmation code 322154. An audio replay of the conference call will also be available at http://www.ae.com/.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 954 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 132 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides clothing and accessories for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300